CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Vanguard New York Tax-Free Funds of our reports dated January 17, 2025, relating to the financial statements and financial highlights of Vanguard New York Long-Term Tax-Exempt Fund and Vanguard New York Municipal Money Market Fund, which appear in Vanguard New York Tax-Free Funds’ Certified Shareholder Report on Form N-CSR for the year ended November 30, 2024. We also consent to the references to us under the headings “Financial Statements”, “Service Providers–Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

March 21, 2025